Exhibit F

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

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February 8, 2021

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín, 319 - Lima 1

Peru

Ladies and Gentlemen:

We have acted as United States counsel to the Republic of Peru (the “Republic”) in connection with the Registration Statement under Schedule B, Registration No. 333-252387 (the “Registration Statement”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”) filed by the Republic with the Securities and Exchange Commission (the “Commission”) under the Securities Act, relating to (i) debt securities (the “Debt Securities”); (ii) warrants to purchase Debt Securities (the “Warrants”) and (iii) units consisting of Debt Securities and Warrants (the “Units” and, together with the Debt Securities and the Warrants, the “Securities”). The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (“Prospectus Supplements”) for an aggregate initial offering price not to exceed U.S.$11,111,525,450.

The Debt Securities will be issued pursuant to an indenture (the “Indenture”), between the Republic and Bank of New York Mellon, as indenture trustee, principal paying agent and registrar (the “Trustee”), that will be in the form of the Form of Indenture filed as an exhibit to the Registration Statement. The Warrants will be issued pursuant to a warrant agreement (a “Warrant Agreement”) between the Republic and a warrant agent (the “Warrant Agent”), governed by the law of the State of New York, and amendments to the Indenture. The Units will be issued pursuant to a unit agreement (a “Unit Agreement”) between the Republic and a unit agent (the “Unit Agent”), governed by the law of the State of New York.

We have examined the Registration Statement including the Prospectus contained therein, the form of Indenture, the form of Debt Securities, and the form of underwriting agreement, which have been filed with the Commission as exhibits to the Registration Statement or incorporated by reference therein. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and representatives of the Republic.

BEIJING	HONG KONG	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SÃO PAULO	TOKYO	WASHINGTON, D.C.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We have also assumed that (1) the Republic and the Trustee have duly authorize, execute and deliver the Indenture in accordance with the law of Peru, and the Republic and the Warrant Agent and the Unit Agent, as applicable, will duly authorize, execute, and deliver the applicable Warrant Agreement and Unit Agreement in accordance with the law of Peru, (2) the execution, delivery and performance by the Republic, the Trustee, the Warrant Agent and the Unit Agent of the Indenture, the Warrant Agreement, the Unit Agreement and the applicable Securities do not and will not violate the law of Peru or any other applicable laws (except that no such assumption is made or taken with respect to the law of the State of New York and the federal laws of the United States) and (3) the execution, delivery and performance by the Republic of the Indenture, the Warrant Agreement, the Unit Agreement and the applicable Securities do not and will not constitute a breach or violation of any agreement or instrument which is binding upon Peru. We have further assumed that the Indenture, the Warrant Agreement and the Unit Agreement as applicable, will be the valid and legally binding obligation of the parties thereto at the time of delivery of any applicable Securities.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when (1) the Indenture, in the form of Indenture filed as an exhibit to the Registration Statement, has been duly authorized by the Trustee and the Republic and duly executed by the Republic and the Trustee, (2) an Authorization, substantially in the form filed as an exhibit to the Indenture, establishing the terms of a series of the Securities has been duly authorized by the Republic and duly executed and delivered by the Republic in accordance with the Indenture, and (3) the Securities, in substantially the form approved in the Authorization, have been duly authorized by the Republic and duly executed and authenticated in accordance with the Indenture, the Warrant Agreement, and the Unit Agreement, as applicable, and duly delivered and paid for by the purchasers thereof in accordance with a definitive underwriting agreement duly authorized, executed and delivered by the Republic and the other parties thereto, the Securities will constitute valid and legally binding obligations of the Republic, enforceable against the Republic in accordance with their terms.

Our opinion set forth above is subject to the effects of (i) moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We note that enforceability in the United States of the waiver by the Republic of its immunity (including sovereign immunity) from court jurisdiction, as provided in any applicable Securities, is subject to limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

In connection with the provisions of any applicable Securities whereby the Republic submits to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1330, 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of any applicable Securities which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York state court may have discretion to transfer the place of trial and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit F to the Registration Statement and to the use of our name under the caption “Validity of the Securities” in the Prospectus included in the Registration Statement.

        Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP